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FOR IMMEDIATE RELEASE

                       GREAT UNIVERSAL STORES TO ACQUIRE
                     METROMAIL FOR $31.50 PER SHARE IN CASH

     London, England and Lombard, IL March 13, 1998 -- The Great Universal Stores P.L.C. (GUS) and Metromail Corporation (NYSE: ML) today jointly announced that the two companies have signed a definitive merger agreement pursuant to which GUS will acquire all of the outstanding common stock of Metromail at a price of $31.50 per share in cash in a transaction valued at approximately $800 million, including assumption of debt. The transaction has been approved unanimously by the Boards of Directors of both companies.

     Under the terms of the merger agreement, a subsidiary of GUS will promptly commence a tender offer for all outstanding shares of Metromail stock at a net price of $31.50 per share in cash. In connection with the execution of the merger agreement, GUS entered into stock purchase agreements with certain stockholders of Metromail (R.R. Donnelley & Sons Company and certain members of Metromail management) who collectively own approximately 40% of the outstanding Metromail shares, pursuant to which such stockholders agreed, among other things, to sell their shares to GUS at the offer price. GUS also entered into an agreement to purchase from Metromail previously unissued shares at the offer price in an amount that, together with the shares owned by GUS and its affiliates immediately after the tender offer and the shares to be purchased by GUS pursuant to the stockholder agreements, represents at least a majority of the outstanding shares of Metromail on a fully-diluted basis. These agreements are subject to certain conditions which generally expire on March 30, 1998, including limited conditions relating to the ability of the Metromail Board of Directors to have discussions with potential bidders. Any shares not purchased pursuant to the tender offer or such stock purchase agreements will be acquired in a subsequent merger at a price of $31.50 per share in cash as soon as practicable after completion of the tender offer.

     Completion of the tender offer is subject to customary conditions, including the acquisition by GUS of a majority of Metromail's common shares on a fully-diluted basis (giving effect to the stock purchase agreements described above), receipt of necessary governmental approvals and the expiration of applicable waiting periods under the Hart-Scott-Rodino Act. The merger agreement is not subject to a financing contingency. The merger agreement provides for the payment to GUS of a fee of $15 million and reimbursement of expenses if the merger agreement is terminated in certain circumstances.

     Bear, Stearns & Co. Inc. advised GUS and will act as dealer manager in connection with the tender offer. Lehman Brothers Inc. acted as Metromail's financial adviser in connection with the transaction. Lehman Brothers has delivered to the Metromail Board of Directors a written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $31.50 per share cash consideration to be received in the tender offer and the merger by holders of Metromail common stock was fair, from a financial point of view, to such holders.

     Lord Wolfson, Chairman of GUS, said, "Metromail is an important further step in our strategy to develop a comprehensive information services business, which began in 1996 with the acquisition of Experian. Together, these businesses will be much better placed to meet the growing demand from organizations for comprehensive information about existing and prospective customers."

     Barton L. Faber, Chairman, President and Chief Executive Officer of Metromail said, "Metromail's board and management have fulfilled their commitment to pursue strategic alternatives in order to maximize value for its shareholders. The combination of Metromail with Experian, GUS's global information services business, will provide great opportunities for Metromail's customers and prospects. Our industry is consolidating and Metromail employees will benefit from being part of a larger, stronger company with exciting new growth opportunities."

     GUS is a United Kingdom-based holding company of a group of companies involved in home shopping, Burberry's products and retailing, overseas retailing, information services, finance and property investment. Metromail is based in Lombard, Illinois and provides database marketing, direct marketing and reference products and services in the United States and the United Kingdom.